     As filed with the Securities and Exchange Commission on March 14, 2000
                                                    Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                                NETSILICON, INC.
             (Exact Name of Registrant as specified in its charter)



            MASSACHUSETTS                                04-2826579
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)


                     ---------------------------------------
                        411 WAVERLEY OAKS ROAD, BLDG. 227
                                WALTHAM, MA 02454
                                 (781) 647-1234
               (Address of Principal Executive Offices) (Zip Code)

                     ---------------------------------------


                                NETSILICON, INC.
     AMENDED AND RESTATED 1998 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
              AMENDED AND RESTATED 1998 DIRECTOR STOCK OPTION PLAN
                            (Full title of the plan)

                     ---------------------------------------

                             CORNELIUS PETERSON VIII
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                NETSILICON, INC.
                        411 WAVERLEY OAKS ROAD, BLDG. 227
                                WALTHAM, MA 02454
               (Name and Address of Agent for Service of Process)

                                 (781) 647-1234
          (Telephone Number, Including Area Code, of Agent For Service)

                     ---------------------------------------

                                    Copy to:



                           EDWIN L. MILLER, JR., ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================


                                                                        Proposed
                                                                        Maximum        Proposed
                                                                        Offering        Maximum
Title of Securities                                  Amount to be       Price Per      Aggregate              Amount of
to be Registered                                     Registered          Share       Offering Price       Registration Fee(4)

Amended and Restated 1998 Incentive and                   2,957,728       $7.00(1)   $20,704,096.00           $5,465.88
Non-qualified Stock Option Plan                               3,500      $10.75(1)       $37,625.00               $9.93
COMMON STOCK (PAR VALUE $.01 PER SHARE)                       3,000      $11.75(1)       $35,250.00               $9.31
                                                             10,000      $12.44(1)      $124,400.00              $32.84
                                                             75,000      $12.88(1)      $966,000.00             $255.02
                                                             16,000      $13.13(1)      $210,080.00              $55.46
                                                              2,500      $13.25(1)       $33,125.00               $8.75
                                                                750      $13.81(1)       $10,357.50               $2.73
                                                             60,000      $15.38(1)      $922,800.00             $243.62
                                                             13,500      $19.75(1)      $266,625.00              $70.39
                                                             32,050      $22.13(1)      $709,266.50             $187.25
                                                             28,000      $22.38(1)      $626,640.00             $165.43
                                                                500      $22.75(1)       $11,375.00               $3.00
                                                             18,500      $29.50(1)      $545,750.00             $144.08
                                                             10,000      $32.06(1)      $320,600.00              $84.64
                                                             20,000      $34.13(1)      $682,600.00             $180.21
                                                          2,748,247      $30.75(2)   $84,508,595.25          $22,310.27
                                                                725      $30.75(3)       $22,293.75               $5.89

Amended and Restated 1998 Director Stock Option             125,000       $7.00(1)      $875,000.00             $231.00
Plan                                                        675,000      $30.75(2)   $20,756,250.00           $5,479.65
COMMON STOCK (PAR VALUE $.01 PER SHARE)
                                                          ---------                 ---------------  -------------------
                                                          6,800,000                    $132,368,729          $34,945.34



(1) All of these shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been calculated upon the basis of the price at which such options may be exercised.

(2) These shares are not subject to outstanding options. The price of $30.75 per share, which is the average of the high and low prices reported on the Nasdaq National Market on March 7, 2000, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h) and has been used for shares without a fixed exercise or purchase price.

(3) All of these shares are issued and outstanding and available for resale hereunder. The price of $30.75 per share, which is the average of the high and low prices reported on the Nasdaq National Market on March 7, 2000, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and (h).

(4) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

                                     PART I


     A.    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information required by Part I of Form S-8 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

     B.    REOFFER PROSPECTUS STATEMENT

         The materials that follow, up to but not including the page beginning
Part II of this Registration Statement, constitute a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 pursuant to General Instruction C to Form S-8. The Reoffer Prospectus may be utilized for reofferings and resales of up to 725 shares of common stock acquired by certain unnamed non-affiliates pursuant to NETsilicon, Inc.'s Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan.

                               REOFFER PROSPECTUS

                                   725 SHARES

                                NETSILICON, INC.

                                  COMMON STOCK

                           (PAR VALUE $0.01 PER SHARE)

                             -----------------------


         This reoffer prospectus relates to 725 shares of the common stock of NETsilicon, Inc., a Massachusetts corporation ("NETsilicon"), which may be sold from time to time by certain selling security holders of NETsilicon. These shares were issued pursuant to our Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan. The selling security holders may sell the shares from time to time, subject to certain restrictions. NETsilicon will receive no proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the symbol "NSIL." On March 10, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $30.50 per share.



                                 ---------------



         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------



         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                                 ---------------

             The date of this Reoffer Prospectus is March 14, 2000.

                              AVAILABLE INFORMATION

         This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         We have filed a registration statement on Form S-8 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         We will provide without charge to each person who is delivered a prospectus, if requested, a copy of any or all of the documents incorporated by reference herein (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents). Requests for copies should be directed to, NETsilicon, Inc., 411 Waverley Oaks Road, Bldg. 227, Waltham, Massachusetts 02452 (telephone: (800) 243-2333).

                                   NETSILICON

         NETsilicon, based in Waltham, Massachusetts, develops and markets semiconductor devices and software designed to meet the networking requirements of embedded systems. Customers incorporate our products into the design of embedded systems to provide them with the ability to communicate over standards-based local area networks, wide-area networks and the Internet, enabling the development of new embedded systems applications. We believe that we offer the first comprehensive products that, in conjunction with a physical interface and memory, encompass all of the hardware and software necessary to allow electronic devices incorporating embedded systems to communicate with other devices. We design our technology to have broad applicability and it therefore may add network functionality to many embedded systems. Our products are currently contained in a broad array of imaging products, including printers, scanners, fax machines, copiers and multi-function peripherals manufactured by over 20 manufacturers.

         Our principal offices are located at 411 Waverley Oaks Road, Bldg. 227, Waltham, Massachusetts 02452, and the our telephone number is (781) 647-1234.


                                  RISK FACTORS

         You should carefully consider the following risks before investing in our common stock. These are not the only risks facing our company. Additional risks may also impair our business operations. If any of the following risks come to fruition, our business, results of operations or financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, and incorporated by reference, including our financial statements and the accompanying notes.

         This prospectus contains certain "forward-looking statements" (statements that are not historical fact) based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of many factors, as more fully described in this section and elsewhere in this prospectus.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT THAT MAKE FUTURE OPERATING RESULTS AND PROFITABILITY DIFFICULT TO PREDICT.

           We incurred net losses from continuing operations for the fiscal years ended January 31, 1997, 1998 and 1999. Although we were profitable in fiscal year 2000, there can be no assurance that we will be able to maintain profitability on a quarterly or annual basis in the future. In addition, revenue growth is not necessarily indicative of future operating results and there can be no assurance that we will be able to sustain revenue growth. We continue to invest significant financial resources in product development, marketing and sales, and a failure of such expenditures to result in significant increases in revenue could have a material adverse effect on us. Due to the limited history and undetermined market acceptance of our new products, the rapidly evolving nature of our business and markets, potential changes in product standards that significantly influence many of the markets for our products, the high level of competition in the industries in which we operate and the other factors described elsewhere in Risk Factors, there can be no assurance that our investment in these areas will result in increases in revenue or that any revenue growth that is achieved can be sustained. Our history of losses, coupled with the factors described under the Risk Factor "Potential Fluctuations in Operating Results," make future operating results difficult to predict. We and our future prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies. As a result, there can be no assurance that we will be profitable in any future period.

THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

          Our net sales and operating results have in the past and may in the future fluctuate substantially from quarter to quarter and from year to year. These results have varied significantly due to a number of factors, including:

          - market acceptance of and demand for our products and those of our customers;

          - unanticipated delays or problems in the introduction of our products;

          -  the timing of large customer orders;

          -  the timing and success of our customers' development cycles;

          - our ability to introduce new products in accordance with customer design requirements and design cycles;

          - new product announcements or product introductions by us and our competitors;

          -   availability and cost of manufacturing sources for our products;

          - the volume of orders that are received and can be filled in a quarter;

          -   the rescheduling or cancellation of orders by customers;

          -   changes in product mix;

          -   timing of "design wins" with our customers and related revenue;
              and

          -   changes in currency exchange rates.

Our operating results could also be harmed by:

          -   the growth rate of markets into which we sell our products;

          - changes in the mix of sales to customers and sales representatives;

          -   costs associated with protecting our intellectual property; and

          -   changes in product costs and pricing by us and our competitors.


          We budget expenses based in part on future revenue projections. We may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues.

          Delays or lost sales have been and could be caused by other factors beyond our control, including late deliveries by vendors of components. In the three months ended October 31, 1998, we experienced delays in the delivery of our product from Atmel Corporation.

          As a result of these and other factors, investors should not rely solely upon period-to-period comparisons of our operating results as an indication of future performance. It is likely that in some future period our operating results or business outlook will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of the shares of common stock.

OUR FAILURE TO INCREASE SALES TO EMBEDDED SYSTEMS MANUFACTURERS WILL ADVERSELY AFFECT OUR FINANCIAL RESULTS.

          Our financial performance and future growth is dependent upon our ability to sell our products to embedded systems developers in various markets, including markets in which networking solutions for embedded systems have not historically been sold, such as the industrial automation equipment, data acquisition and test equipment, Internet devices and security equipment markets. A substantial portion of our recent development efforts have been directed toward the development of new products for markets that are new and rapidly evolving. There can be no assurance that

      - the additional embedded systems markets targeted by us for our products and services will develop;

      - developers within each market targeted by us will choose our products and services to meet their needs;

      - we will successfully develop products to meet the industry-specific requirements of developers in our targeted markets or that design wins will result in significant sales; or

      - developers in our targeted markets will gain market acceptance for their devices which incorporate our products.

          We have limited experience in designing our products to meet the requirements of developers in these industries. Moreover, our products and services have, to date, achieved limited acceptance in these industries.

WE ARE DEPENDENT ON THE IMAGING MARKET FOR A LARGE PORTION OF OUR REVENUES.

          The imaging market has historically accounted for substantially all of our revenues. In the fiscal years ended January 31, 1998 and 1999, 100% and 95%, respectively, of our revenues were generated from customers in the imaging market. Our success has been and continues to be dependent on the continued growth and success of the imaging market. Many of our customers face competition from larger, more established companies which may exert competitive or other pressures on them. Any decline in sales to the imaging market would have a material adverse effect on our business, results of operations and financial condition.

          The imaging market is characterized by declining prices of existing products. Therefore, continual improvements in manufacturing efficiencies and the introduction of new products and enhancements to existing products are required for us to maintain our gross margins. In response to customer demands or competitive pressures, or to pursue new product or market opportunities, we may take certain pricing or marketing actions, such as price reductions or volume discounts. These actions could have a material adverse effect on us.

      A significant amount of our customers in the imaging market are headquartered in Japan. Our customers are subject to declines in their local economies, which have affected them from time to time in the past and may affect them in the future. The success of our customers affects their purchases from us.

OUR HIGHLY CONCENTRATED CUSTOMER BASE INCREASES THE POTENTIAL ADVERSE EFFECT ON US FROM THE LOSS OF ONE OR MORE CUSTOMERS.

          Our products have historically been sold into the imaging markets for use in products such as printers, scanners, fax machines, copiers and multi-function peripherals. This market is highly concentrated. Accordingly, our sales are derived from a limited number of customers, with the top five OEM customers accounting for 78% and 52% of total revenues for the six months ended July 31, 1999, and the fiscal year ended 1999, respectively. In particular, sales to Ricoh, Dimatech and Minolta each accounted for 39%, 15% and 11% of total revenues, respectively, for the six months ended July 31, 1999. Sales to Minolta and Kyocera accounted for 12% and 12% of total revenues, respectively, for the fiscal year ended January 31, 1999. We expect that a small number of customers will continue to account for a substantial portion of our total revenues for the foreseeable future. All of our sales are made on the basis of purchase orders rather than under long-term agreements, and therefore, any customer could cease purchasing our products at any time without penalty. The decision of any key customer to cease using our products or a material decline in the number of units purchased by a significant customer would have a material adverse effect on us.

THE LONG AND VARIABLE SALES CYCLE FOR OUR PRODUCTS MAKE IT MORE DIFFICULT FOR US TO PREDICT OUR OPERATING RESULTS AND MANAGE OUR BUSINESS.

          The sale of our products typically involves a significant technical evaluation and commitment of capital and other resources by potential customers, as well as delays frequently associated with customers' internal procedures to deploy new technologies within their products and to test and accept new technologies. For these and other reasons, the sales cycle associated with our products is typically lengthy, lasting nine months or longer, and is subject to a number of significant risks, including customers' internal acceptance reviews, that are beyond our control. Because of the lengthy sales cycle and the large size of customer orders, if orders forecasted for a specific customer for a particular quarter are not realized in that quarter, our operating results for that quarter could be materially adversely affected.

OUR RELATIVELY LOW LEVEL OF BACKLOG INCREASES THE POTENTIAL VARIABILITY OF OUR QUARTERLY OPERATING RESULTS.

          Our backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for the quarter. To achieve our sales objectives, we are dependent upon obtaining orders during each quarter for shipment during that quarter. Furthermore, our agreements with our customers typically permit them to change delivery schedules. Non-imaging customers may cancel orders within specified time frames (typically 30 days or more prior to the scheduled shipment date under our policies) without significant penalty. Our customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major products or for other reasons. Decisions by such customers to reduce their inventory levels have led and could lead to reductions in their purchases from us. These reductions, in turn, have caused and could cause adverse fluctuations in our operating results.

OUR DEPENDENCE ON NEW PRODUCT DEVELOPMENT AND THE RAPID TECHNOLOGICAL CHANGE THAT CHARACTERIZES OUR INDUSTRY MAKE US SUSCEPTIBLE TO LOSS OF MARKET SHARE RESULTING FROM COMPETITORS' PRODUCT INTRODUCTIONS AND SIMILAR RISKS.

          The semiconductor and networking industries are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, short product life cycles and rapidly changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend on our ability to enhance our existing products, to introduce new products to meet changing customer requirements and emerging technologies, and to demonstrate the performance advantages and cost-effectiveness of our products over competing products. Any failure by us to modify our products to support new local-area network , or LAN, wide-area network, or WAN, and Internet technologies, or alternative technologies, or any failure to achieve widespread customer acceptance of such modified products could have a material adverse effect on us. We have been developing products based on the Linux operating system and on the Java programming language, and the failure of these products to achieve widespread acceptance could have a material adverse effect on us.

          We have in the past and may in the future experience delays in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or product enhancements, or that our new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant or sustainable degree of market acceptance in existing or additional markets. Failure by us, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner would have a material adverse effect on us. In addition, the future introductions or announcements of products by us or one of our competitors embodying new technologies or changes in industry standards or customer requirements could render our then-existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by us or one or more of our competitors will not cause customers to defer the purchase of existing Company products. Such deferment of purchases could have a material adverse effect on us.

OUR FAILURE TO EFFECTIVELY MANAGE PRODUCT TRANSITIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

          From time to time, we or our competitors may announce new products, capabilities or technologies that may replace or shorten the life cycles of our existing products. Announcements of currently planned or other new products may cause customers to defer or stop purchasing our products until new products become available. Furthermore, the introduction of new or enhanced products requires us to manage the transition from older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. Our failure to effectively manage transitions from older products could have a material adverse effect on our business, results of operations and financial condition.

OUR FAILURE TO COMPETE SUCCESSFULLY IN OUR HIGHLY COMPETITIVE MARKET COULD RESULT IN REDUCED PRICES AND LOSS OF MARKET SHARE.

          The markets in which we operate are intensely competitive and characterized by rapidly changing technology, evolving industry standards, declining average selling prices and frequent new product introductions. A number of companies offer products that compete with one or more elements of our products. We believe that the competitive factors affecting the market for our products include product performance, price and quality, product functionality and features, the availability of products for existing and future platforms, the ease of integration with other hardware and software components of the customer's products, and the quality of support services, product documentation and training. The relative importance of each of these factors depends upon the specific customer involved. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive factors faced by us will not have a material adverse effect on us.

          We primarily compete with the internal development departments of large manufacturing companies that have developed their own networking solutions, as well as established developers of embedded systems software and chips such as Axis Communications, Echelon, Emulex, Hitachi, Integrated

Systems, Intel, Milan Technology, a division of Digi International, Motorola, Peerless Systems, Samsung and Wind River. In addition, we are aware of certain companies which have recently introduced products that address the markets targeted by us. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and larger customer bases than us. In particular, established companies in the networking or semiconductor industries may seek to expand their product offerings by designing and selling products using competitive technology that could render our products obsolete or have a material adverse effect on our sales. Increased competition may result in further price reductions, reduced gross margins and loss of market share.

WE DEPEND ON THIRD-PARTY SOFTWARE THAT WE USE UNDER LICENSES THAT MAY EXPIRE.

          We rely on certain software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. Our material software license agreements are with Integrated Systems, which terminates only if we default under the agreement; with Novell, which is renewable annually at the option of both parties, and with Peerless Systems, which expires in 2004 and is subject to year-to-year renewals thereafter at the option of both parties. These third-party software licenses may not continue to be available to us on commercially reasonable terms, and the related software may not continue to be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to use, or the inability of licensors to support, maintain, and enhance any of such software, could result in increased costs, delays or reductions in product shipments until equivalent software is developed or licensed, if at all, and integrated.

WE DEPEND ON MANUFACTURING, ASSEMBLING AND PRODUCT TESTING RELATIONSHIPS AND ON LIMITED SOURCE SUPPLIERS, AND ANY DISRUPTIONS IN THESE RELATIONSHIPS MAY CAUSE DAMAGE TO OUR CUSTOMER RELATIONSHIPS.

          We do not have our own semiconductor fabrication assembly or testing operations or contract manufacturing capabilities. Instead, we rely upon independent contractors to manufacture our components, subassemblies, systems and products. Currently, all of our semiconductor devices are being manufactured, assembled and tested by Atmel Corporation in the United States, and we expect that we will continue to rely upon Atmel to manufacture, assemble and test a significant portion of our semiconductor devices in the future. We experienced delays in the receipt of semiconductor devices from Atmel which adversely affected our operating results in the three months ended October 31, 1998. In addition, we recently experienced a delay in the introduction of one of our products due to a problem with Atmel's design tools. While we are in the process of qualifying other suppliers, any qualification and pre-production periods could be lengthy and may cause delays in providing products to customers in the event that the sole source supplier of the semiconductor devices fails to meet our requirements. For example, Atmel uses its manufacturing facilities for its own products as well as those it manufactures on a contract basis. There is no assurance that Atmel will have adequate capacity to meet the needs of its contract manufacturing customers. In addition, semiconductor manufacturers generally experience periodic constraints on their manufacturing capacity.

          We also rely upon limited-source suppliers for a number of other components used in our products. There can be no assurance that these independent contractors and suppliers will be able to meet our future requirements for manufactured products, components and subassemblies in a timely fashion. We generally purchase limited-source components under purchase orders and have no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to us is dependent in part on our ability to provide our suppliers with accurate forecasts of our future requirements. Any extended interruption in the supply of any of the key components currently obtained from limited sources would disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

          Delays or lost sales have been and could be caused by other factors beyond our control, including late deliveries by vendors of components, changes in implementation priorities or slower than anticipated growth in the market for networking solutions for embedded systems. During the three months ended October 31, 1998, we experienced delays in the delivery of our product from Atmel Corporation. Such delays affected our ability to fill our orders to customers, negatively impacting our third quarter financial results. Operating results in the past have also been adversely affected by delays in receipt of significant purchase orders from customers. In addition, we have experienced delays as a result of the need to modify our products to comply with unique customer specifications. In general, the timing and magnitude of our revenues are highly dependent upon our achievement of design wins, the timing and success of our customers' development cycles, and our customers' product sales. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY RESULT IN SUBSTANTIAL PERIOD-TO-PERIOD FLUCTUATIONS.

          Our semiconductor devices provide networking capabilities for embedded systems. The semiconductor industry is highly cyclical and subject to rapid technological change and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, we may experience substantial period-to-period fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions or other factors.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

          Our ability to compete depends in part on our proprietary rights and technology. We have no patents and rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contract provisions to protect our proprietary rights. We generally enter into confidentiality agreements with our employees, and sometimes with our customers and potential customers and limit access to the distribution of our software, hardware designs, documentation and other proprietary information. There can be no assurance that the steps taken by us in this regard will be adequate to prevent the misappropriation of our technology. While we have filed one patent application and plan to file various additional applications, such applications may be denied. Any patents, once issued, may be circumvented by our competitors. Furthermore, there can be no assurance that others will not develop technologies that are superior to ours. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology. Our failure to adequately protect our proprietary rights could have a material adverse effect on our business, results of operations and financial condition.

          We exclusively license the right to use the NET+ARM trademark from ARM Limited according to a royalty-free agreement expiring in 2008. We depend on ARM to enforce its rights to the trademark against third-party infringement. There can be no assurance that ARM will promptly and adequately enforce these rights which could have a material adverse effect on our business, results of operations and financial condition.

WE COULD BECOME SUBJECT TO CLAIMS AND LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM US AND REQUIRE US TO INCUR SIGNIFICANT COSTS.

          The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. Although we have not been notified that our products infringe any third-party intellectual property rights, there can be no assurance that we will not receive such notification in the future. Any litigation to determine the validity of third-party infringement claims, whether or not determined in our favor or settled by us, would at a minimum be costly and divert the efforts and attention of our management and technical personnel from productive tasks, which could have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that any infringement claims by third parties or any claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to have merit, will not materially adversely affect our business, results of operations or financial condition. In the event of an adverse ruling in any such matter, we would be required to pay substantial damages, cease the manufacture, use and sale of infringing products, discontinue the use of certain processes or be required to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance that a license would be available on reasonable terms or at all. Any limitations on our ability to market our products, or delays and costs associated with redesigning our products or payments of license fees to third parties, or any failure by us to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS AND EXPANSION THAT COULD IMPAIR OUR ABILITY TO GROW OUR REVENUES ABROAD.

          In the fiscal years ended January 31, 1998 and 1999, international sales constituted approximately 30% and 51% of our net sales, respectively, and approximately 31% and 46% of our domestic sales, respectively, were to customers headquartered in Asia. We believe that our future growth is dependent in part upon our ability to increase sales in international markets, and particularly to manufacturers located in Japan, which sell their products worldwide. These sales are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles and potentially adverse tax consequences and export license requirements. In addition, we are subject to the risks inherent in conducting business internationally, including political and economic instability and unexpected changes in diplomatic and trade relationships. In particular, the economies of certain countries in the Asia-Pacific region are experiencing considerable economic instability and downturns. Because our sales to date have been denominated in United States dollars, increases in the value of the United States dollar could increase the price in local currencies of our products in non-US markets and make our products more expensive than competitors' products denominated in local currencies. In addition, an integral part of our business strategy is to form strategic alliances for the manufacture and distribution of our products with third parties, including foreign corporations. There can be no assurance that one or more of the factors described above will not have a material adverse effect on our business, results of operations and financial condition.

          We intend to expand our presence in Europe to address new markets. One change resulting from the formation of a European Economic and Monetary Union ("EMU") required EMU member states to irrevocably fix their respective currencies to a new currency, the euro, as of January 1, 1999. During the next three years, business in the EMU member states will be conducted in both the existing national currency such as the French franc or the Deutsche mark, and the euro. As a result, companies operating or conducting business in EMU member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the euro. There can be no assurance that the conversion to the euro will not have a material adverse effect on our business, results of operations and financial condition.

IF WE LOSE KEY PERSONNEL IT COULD PREVENT US FROM EXECUTING OUR BUSINESS
STRATEGY.

          Our business and prospects depend to a significant degree upon the continuing contributions of our executive officers and our key technical personnel. We do not have employment contracts with any of our key personnel, with the exception of our Vice President, Industrial Automation, Embedded Markets Europe and do not maintain any key-man life insurance policies. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining qualified personnel. Failure to attract and retain key personnel could result in our failure to execute our business strategy and have a material adverse effect on us.

ANY FAILURE TO COMPLY WITH SIGNIFICANT REGULATIONS AND EVOLVING INDUSTRY STANDARDS COULD DELAY INTRODUCTION OF OUR PRODUCTS, WHICH COULD HURT OUR BUSINESS.

          The market for our products is subject to a significant number of communications regulations and industry standards, some of which are evolving as new technologies are deployed. In the United States, our products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters' Laboratories. Some of our products may not comply with current industry standards, and this noncompliance must be addressed in the design of those products. Standards for networking are still evolving. As the standards evolve, we may be required to modify our products or develop and support new versions of our products. The failure of our products to comply or delays in compliance, with the various existing and evolving industry standards could delay introduction of our products, which could have a material adverse effect on our business, results of operations and financial condition.

ANY MATERIAL PRODUCT DEFECTS COULD RESULT IN LOSS OF MARKET SHARE, DELAY OF MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS OR LOSSES.

          Complex products such as those offered by us may contain undetected or unresolved defects when first introduced or as new versions are released. The occurrence of material errors in the future could, and the failure or inability to correct such errors would, result in the loss of market share, the delay or loss of market acceptance of our products, material warranty expense, diversion of engineering and other resources from our product development efforts, the loss of credibility with our customers or product recall. The use of our products for applications in devices that interact directly with the general public, where the failure of the embedded system could cause property damage or personal injury, could expose us to significant product liability claims. Although we have not experienced any product liability or economic loss claims to date, the sale and support of our products may entail the risk of such claims. Any of such occurrences could have a material adverse effect upon our business, results of operations and financial condition.

IF WE DO NOT SUCCESSFULLY MANAGE OUR GROWTH, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

          We have limited internal infrastructure and any significant growth would place a substantial strain on our financial and management personnel and information systems and controls. Such growth would require us to implement new and enhance existing financial and management information systems and controls and add and train personnel to operate such systems effectively. Our intention to continue to pursue our growth strategy through efforts to increase sales of existing products and new products can be expected to place even greater pressure on our existing personnel and compound the need for increased personnel, expanded information systems, and additional financial and administrative control procedures. There can be no assurance that we will be able to successfully manage expanding operations. Our inability to manage our expanded operations effectively could have a material adverse effect on our business, results of operations and financial condition.

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD INTO THE PUBLIC MARKET, WHICH COULD DEPRESS OUR STOCK PRICE.

          Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for our common stock and reported earnings per share and could make it more difficult for us to raise funds through equity offerings in the future.

          Subject to applicable federal and securities laws and the restrictions set forth below, after completion of the offering, Osicom may sell any and all of the shares of common stock beneficially owned by it or distribute any or all such shares of common stock to its stockholders. Sales or distributions by Osicom of substantial amounts of common stock in the public market or to its stockholders, or the perception that such sales or distribution could occur, could adversely affect the prevailing market prices for the common stock. Osicom is not subject to any obligation to retain its shares in NETsilicon, except that in connection with our initial public offering, Osicom agreed not to sell or otherwise dispose of any shares of common stock for a period of 365 days after September 15, 1999, without the prior written consent of CIBC World Markets Corp. As a result, there can be no assurance concerning the period of time during which Osicom will maintain its beneficial ownership of common stock owned by it following the offering. Moreover, there can be no assurance that, in any transfer by Osicom of a controlling interest in us, any holders of common stock will be able to participate in such transaction or will realize any premium with respect to their shares of common stock.

          Upon the completion of this offering, we will have outstanding 13,537,500 shares of common stock, based on the number of shares of common stock outstanding as of January 31, 2000 and no exercise of outstanding options or warrants.

          No other significant shares of common stock are outstanding. At January 31, 2000, we had granted options to purchase an aggregate of 3,320,778 shares of common stock to over 136 persons. Of these options, 378,516 were exercisable as of January 31, 2000, with additional vesting to occur from time to time.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND SERIOUSLY HARM OUR FINANCIAL CONDITION.

          We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

          - issue stock that would dilute our current stockholders' percentage ownership;

          -  incur debt;

          -  assume liabilities;

          - incur amortization expenses related to goodwill and other intangible assets; or

          -  incur large and immediate write-offs.

Our operation of any acquired business will also involve numerous risks, including:

          - problems combining the purchased operations, technologies or products;

          -  unanticipated costs;

          -  diversion of management's attention from our core business;

          - adverse effects on existing business relationships with suppliers and customers;

          - risks associated with entering markets in which we have no or limited prior experience; and

          - potential loss of key employees, particularly those of the purchased organizations.

          We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future and any failure to do so could disrupt our business and seriously harm our financial condition.

BECAUSE THE NASDAQ NATIONAL MARKET IS LIKELY TO EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

          The market price of our shares is likely to be highly volatile and could be subject to wide fluctuations in response to numerous factors, including the following:

          - actual or anticipated variations in our quarterly operating results or those of our competitors;

          - announcements by us or our competitors of new products or technological innovations;

          -  introduction and adoption of new industry standards;

          - changes in financial estimates or recommendations by securities analysts;

          -  changes in the market valuations of our competitors;

          - announcements by us or our competitors of significant acquisitions or partnerships; and

          -  sales of our common stock.


          Many of these factors are beyond our control and may negatively impact the market price of our common stock, regardless of our performance. In addition, the stock market in general, and the market for technology companies in particular, has been highly volatile. Our common stock may not trade at the same levels of shares as that of other technology companies and shares of technology companies, in general, may not sustain their current market prices. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE OF CONTROL.

          Provisions of our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                                 USE OF PROCEEDS

          NETsilicon will not receive any proceeds from the sale of shares by the selling security holders. See "Selling Security Holders" and "Plan of Distribution."

                            SELLING SECURITY HOLDERS

          This prospectus relates to 725 shares of our common stock issued in the aggregate to certain unnamed security holders under our Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan. These selling security holders each own less than 1,000 shares of common stock and are not affiliates of NETsilicon. Since the selling security holders may sell all, some or none of their shares pursuant to this prospectus, we cannot estimate the actual number of shares of common stock that they might sell or the aggregate number or percentage of shares of our common stock that they will own upon completion of this offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

          The shares of our common stock offered hereby may be sold from time to time by the selling security holders for each of their own account, subject to certain restrictions. NETsilicon will receive no proceeds from this offering. The selling security holders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the shares.

          The selling security holders' sale of their shares is not currently subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling security holders or by pledgees, donees, transferees, distributees or other successors in interest of the selling security holders from time to time. The selling security holders may sell their shares from time to time at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the shares may then be listed. The selling security holders may sell the shares by one or more of the following:
(a) in one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling security holders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) in ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions; and (e) through other means.

          The selling security holders may effect these transactions by selling shares to or through broker-dealers, and those broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling security holders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). These broker-dealers and the selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with those sales, and any commissions received by them and any profit on the resale of shares placed by them might be deemed to be underwriting compensation.

          Any shares of our common stock covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The selling security holders are not restricted as to the price or prices at which they may sell their shares. Sales of shares of common stock at less than the market prices may depress the market price of our common stock. The selling security holders are restricted as to the number of shares which may be sold at any one time. In addition, the selling security holders may decide not to sell all, none or a portion of their shares.

          We have informed the selling security holders that the anti-manipulation rules under the Exchange Act (including, without limitation, Rule 10b-5 and Regulation M - Rule 102) may apply to sales in the market and we will furnish the selling security holders upon request with a copy of these Rules. We will also inform the selling security holders of the need for delivery of copies of this prospectus.

          American Stock Transfer and Trust Company, 40 Wall Street, New York, New York, 10005, is the transfer agent for our common stock.

                                  LEGAL MATTERS

          Certain legal matters with respect to the issuance of the shares of common stock offered hereby will be passed upon for NETsilicon by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

          The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated by reference herein, and are incorporated herein in reliance upon such report, given upon the authority of said firm as an expert in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by us with the Commission pursuant to the Exchange Act are incorporated in this prospectus by reference (File No. 000-26761):

          1. NETsilicon's Prospectus filed September 15, 1999 pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

          2. NETsilicon's Quarterly Report on Form 10-Q for the Period ended October 31, 1999.

          3. The description of NETsilicon's Common Stock, $.01 par value per share, contained in the section entitled "Description of Capital Stock" contained in NETsilicon's Registration Statement on Form S-1 (File No. 333-62231), including any amendment or report filed for the purpose of updating that description.

          All documents subsequently filed by NETsilicon pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the end of the offering of the shares, shall be deemed incorporated by reference in this prospectus and made a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference herein or in any prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock. In this prospectus, references to "NETsilicon," "we," "our" and "us" refer to NETsilicon, Inc.

     --------------------

               TABLE OF CONTENTS
                                               Page
                                               ----

Available Information ......................     2
NETsilicon..................................     3
Risk Factors ...............................     3
Use of Proceeds ............................    14
Selling Security Holder.....................    14
Plan of Distribution .......................    14
Legal Matters ..............................    15
Experts ....................................    15
Incorporation of Certain Information
  by Reference..............................    15


================================================================================




                                   725 SHARES






                              [NETSILICON GRAPHIC]

                                NETSILICON, INC.


                                   725 SHARES


                                  COMMON STOCK



                                 ---------------

                                     REOFFER
                                   PROSPECTUS

                                 ---------------




                                 March 14, 2000




================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a) Registrant's Prospectus dated September 15, 1999, as filed with the Commission pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), on September 15, 1999;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The section entitled "Description of Registrant's Securities to be Registered" contained in the Registrant's Registration Statement on Form 8-A (File No. 000-26761) filed on July 20, 1999 pursuant to
         Section 12(g) of the Exchange Act.

         All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Articles of Organization and the Amended and Restated By-Laws of the Company provide for indemnification of the Company's directors and officers unless such indemnification is prohibited by the Massachusetts Business Corporation Law. The Massachusetts Business Corporation Law generally permits indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities, except with respect to any matter that the indemnified person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Company. Reference is made to the Registrant's Restated Articles of Organization filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-62231) and the Registrant's Amended and Restated By-Laws filed as Exhibit 3.3 to the Registrant's Registration Statement on Form S-1 (File No. 333-62231).

         The underwriting agreement, dated September 15, 1999, by and between the Registrant and the underwriters listed therein provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the Form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-62231).

         The Registrant has in effect a directors' and officers' insurance policy.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         NETsilicon issued an aggregate of 725 shares of common stock to certain unnamed nonaffiliated security holders under the Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan. These issuances were exempt from registration under Section 4(2) of the Securities Act.

Item 8.  EXHIBITS.

Exhibit No.                              Description of Exhibit
-----------                              ----------------------

 4.1 Restated Articles of Organization (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-62231) and incorporated herein by reference)

 4.2          Amended and Restated By-Laws of the Registrant (filed as Exhibit
              3.3 to the Registration Statement on Form S-1 (File No. 333-62231) and incorporated herein by reference)

 4.3 NETsilicon, Inc. Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan

 4.4          NETsilicon, Inc. Amended and Restated 1998 Director Stock Option
              Plan

 5.1          Opinion of Testa, Hurwitz & Thibeault, LLP

23.1          Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
              5.1)

23.2          Consent of BDO Seidman, LLP

24.1 Power of Attorney (included as part of the signature page of this Registration Statement)


Item 9.  UNDERTAKINGS.


         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
                  (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham in the State of Massachusetts, on this 13th day of March, 2000.

                                    NETsilicon, Inc.


                                    By: /s/ Cornelius Peterson VIII
                                        ---------------------------
                                          Cornelius Peterson VIII
                                          President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of NETsilicon, Inc., hereby severally constitute and appoint Cornelius Peterson VIII and Daniel J. Sullivan, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable NETsilicon, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


             SIGNATURE                                       TITLE                                  DATE

/s/ Cornelius Peterson VIII           President, Chief Executive Officer and                   March 13, 2000
------------------------------------- Director (Principal Executive Officer)
Cornelius Peterson VIII

/s/ Daniel J. Sullivan                Chief Financial Officer                                  March 13, 2000
------------------------------------- (Principal Financial and Accounting Officer)
Daniel J. Sullivan

/s/ Michael K. Ballard                Director                                                 March 13, 2000
-------------------------------------
Michael K. Ballard

/s/ Francis E. Girard                 Director                                                 March 13, 2000
-------------------------------------
Francis E. Girard

/s/ William Johnson                   Director                                                 March 13, 2000
-------------------------------------
William Johnson

/s/ Edward B. Roberts                 Director                                                 March 13, 2000
-------------------------------------
Edward B. Roberts

/s/ F. Grant Saviers                  Director                                                 March 13, 2000
-------------------------------------
F. Grant Saviers

                                INDEX TO EXHIBITS

EXHIBIT NO.        DESCRIPTION OF EXHIBIT

 4.1 Restated Articles of Organization (filed as Exhibit 3.1 to the Registrant's Registration
                   Statement on Form S-1 (File No. 333-62231) and incorporated herein by reference)
 4.2               Amended and Restated By-Laws of the Registrant (filed as
                   Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-62231) and incorporated herein by reference)
 4.3 NETsilicon, Inc. Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan
 4.4               NETsilicon, Inc. Amended and Restated 1998 Director Stock
                   Option Plan
 5.1               Opinion of Testa, Hurwitz & Thibeault, LLP
23.1               Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 5.1)
23.2               Consent of BDO Seidman, LLP
24.1 Power of Attorney (included as part of the signature page of this Registration Statement)